UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2015

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number,

including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 7.01	Regulation FD Disclosure

Dismissal of Putative Class Action Lawsuit

As previously reported by Immunomedics, Inc. (the “Company”) in its filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, a putative class action lawsuit, styled Nasyrova v. Immunomedics, Inc. (the “Lawsuit”), was filed on February 27, 2014, in the United States District Court for the District of New Jersey (the “District Court”). The Lawsuit alleged that the Company and certain of its current and former officers and directors failed to disclose and/or made material misstatements in the Company’s public filings relating to the termination of the Company’s license agreement with Nycomed GmbH relating to the Company’s veltuzumab product candidate (the “Nycomed Agreement”).

The plaintiffs alleged that the defendants failed to make timely disclosure concerning a dispute relating to a delay in the development of veltuzumab. The complaint alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The lead plaintiff and lead counsel thereafter filed an Amended Class Action Complaint on August 8, 2014. Defendants moved to dismiss the complaint on September 22, 2014. On January 29, 2015 the District Court granted the Company’s motion to dismiss the complaint in its entirety. The District Court’s opinion concluded that the Company had no duty to disclose issues raised with Nycomed GmbH prior to the termination of the Nycomed Agreement. The District Court granted Plaintiffs thirty days from the date of the opinion in order to file an amended complaint. On February 27, 2015, a second amended complaint (the “Second Amended Complaint”) was filed by the plaintiff alleging failure to disclose information related to the status of the agreement. The Company filed a motion to dismiss the Second Amended Complaint on April 13, 2015.

On July 15, 2015, the District Court issued an Order and Opinion dismissing with prejudice the Second Amended Complaint.

Item 8.01	Other Events

The disclosure set forth in Item 7.01 of this Current Report on Form 8-K is incorporated by reference into this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: July 16, 2015	By:	/s/ Cynthia L. Sullivan
	Name:	Cynthia L. Sullivan
	Title:	President and Chief Executive Officer